CATALYST FUNDS

Amendment No. 1 to Agreement and Declaration of Trust

1.

Pursuant to Section 4.1 of the Agreement and Declaration of Trust of the Catalyst Funds (the “Trust”) and effective upon execution of this document, the undersigned, being a majority of the trustees of the Trust, hereby amend in its entirety the fifth paragraph of Section 4.1 to read as follows:

The establishment and designation of any Series or Class of Shares in addition to those established and designated in Section 4.2 shall be effective upon the execution of an instrument in writing by a majority of the then Trustees (or by an officer of the Trust pursuant to the vote of a majority of such Trustees) setting forth such establishment and designation and the relative rights and preferences of such Series or Class, or as otherwise provided in such instrument.  At any time that there are no Shares outstanding of any particular Series or Class previously established and designated, the Trustees may, by an instrument executed by a majority of their number (or by an officer of the Trust pursuant to the vote of a majority of their number), abolish that Series or Class and the establishment and designation thereof.  Each instrument referred to in this paragraph shall have the status of an amendment to this Declaration of Trust.

The above paragraph shall supersede and take the place of the existing fifth paragraph for Section 4.1 of the Agreement and Declaration of Trust.

2.

Pursuant to Section 4.1 of the Agreement and Declaration of Trust of the Trust and effective upon execution of this document, the undersigned, being a majority of the trustees of the Trust, hereby amend in its entirety the first paragraph of Section 4.2 to read as follows:

Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series, the Trustees hereby establish and designate the following Series of Shares of the Trust and designate such Series the “Catalyst Alternative Strategy Fund” and the "Catalyst Value Fund" (each a “Series”).  As to each Series, the Trustees hereby establish and designate two Classes of Shares, “Class A” and “Class C.”  The Shares of these Series and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) have the following relative rights and preferences:

The above paragraph shall supersede and take the place of the existing first paragraph for Section 4.2 of the Agreement and Declaration of Trust.

Subsections (a) through (l) of Section 4.2 of the Agreement and Declaration of Trust of Catalyst Funds are hereby incorporated by reference.

3.  This document shall have the status of an Amendment to said Agreement and Declaration of Trust and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date: June 21, 2006
/s/ Isobel L. Szilagyi

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